Exhibit 99.1

Press Release	NASDAQ:ABCW

FOR IMMEDIATE RELEASE

Date: January 27, 2015

ANCHOR BANCORP WISCONSIN INC. ANNOUNCES DEFINITIVE AGREEMENT TO SELL VIROQUA BRANCH

Madison, Wis. – AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin Inc. (ABCW), today announced that it has entered into a definitive agreement for the sale of its Viroqua branch to Royal Bank of Elroy, Wisconsin. The transaction is subject to regulatory approval and customary closing conditions and is targeted for closing by the end of May 2015. Financial terms of the transaction were not disclosed.

Under the agreement, Royal Bank will assume approximately $12 million in deposits along with loans and other assets. The branch involved in the transaction is located at 311 North Main Street in Viroqua, Wisconsin.

“We are continually evaluating our branch network to ensure AnchorBank’s continued success,” said Chris Bauer, AnchorBank’s Chief Executive Officer. “In 2015, we’ll continue to focus on enhancing revenue growth and working to improve the effectiveness of our operating platform, and delivering a great banking experience for our customers.”

“We are pleased to work with AnchorBank to complete this transaction,” said Royal Bank President Greg Darga. “Expanding our footprint to Viroqua helps to continue our mission of delivering a superior customer experience. With a network of offices in the rural communities of central and southwest Wisconsin, Viroqua is a natural fit for us. We welcome Viroqua area customers to Royal Bank and look forward to serving them through our existing branch network.”

Edelman & Co., Ltd. served as financial advisor to AnchorBank in this transaction.

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 53 offices located throughout Wisconsin.

About Royal Bank

Royal Bank is a locally owned and locally operated full-service community bank with a network of offices in central and southwest Wisconsin, including Adams, Avoca, Camp Douglas, Cassville, Cobb, Dikeyville, Elroy, Endeavor, Gays Mills, Hillsboro, Lone Rock, Mauston, New Lisbon, Oxford and Spring Green. The bank’s home office is located in Elroy, Wis. For more information, visit www.royalbank-usa.com.

For More Information

For more information, contact AnchorBank CEO Chris Bauer at (608) 252-1810.

Forward-Looking Statements

This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.